United States

Securities and Exchange Commission

Washington, DC 20589

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section240.14a-12

Neogen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

August 31, 2021

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 7, 2021, at 10:00 a.m. Eastern Time. The 2021 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2021.

The Annual Meeting will feature a report on Neogen’s business activities, voting on the election of directors and other important proposals. On the following pages you will find the Notice of the 2021 Annual Meeting of Shareholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting virtually, please vote your shares as soon as possible using one of the methods listed in the Notice or Proxy Statement. Sending a proxy card will not affect your right to vote in person if you attend the meeting virtually.

Sincerely,

John E. Adent

President & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting virtually,

PLEASE VOTE YOUR SHARES PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 7, 2021, at 10:00 a.m. Eastern Time. The 2021 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2021.

When:	Thursday October 7, 2021 at 10:00 Eastern Time

Where:	Webcast at www.virtualshareholdermeeting.com/NEOG2021

Items of Business:	1. The election of three Class I directors, each to serve for a three-year term or until his or her successor has been duly elected and qualified;

2. To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock;

3. To approve the establishment of the Neogen Corporation 2021 Employee Stock Purchase Plan;

4. To approve, by non-binding vote, the compensation of our named executive officers;

5. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2022; and

6. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Holders of Neogen common shares at the close of business on the record date of August 10, 2021 are entitled to notice of, and to vote at, the meeting.

How to Vote:	Your vote is important! Please vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2021.

Please vote your shares promptly, even if you plan to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote virtually, even if he or she previously returned a proxy.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/NEOG2021. To participate in the meeting, you must have the 16-digit control number that is shown on your proxy card. You will not be able to attend the Annual Meeting in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. During the virtual meeting, we will present a report on the Company’s business and provide you an opportunity to virtually meet the directors and executive officers. A copy of our 2021 Annual Report is enclosed. We appreciate your continued confidence in Neogen, and look forward to your participation in our virtual Annual Meeting.

Amy Rocklin Corporate Secretary

August 31, 2021

Page
General Information	1
Proposal 1—Election of Directors	5
Proposal 2—To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock	8
Proposal 3—To approve the establishment of the Neogen Corporation 2021 Employee Stock Purchase Plan	10
Proposal 4—To approve, by non-binding vote, the compensation of executives	15
Proposal 5—Ratification of the appointment of the Company’s independent registered public accounting firm	17
Security Ownership of Certain Beneficial Owners, Directors and Management	18
Information about the Board and Corporate Governance Matters	20
Compensation Discussion and Analysis	23
Compensation Committee Report	30
Executive Compensation	31
CEO Pay Ratio	35
Compensation of Directors	36
Audit Committee Report	38
Additional Information	38

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 7, 2021

GENERAL INFORMATION

We are providing this notice and proxy statement to the shareholders of Neogen Corporation (“Neogen”, the “Company”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Neogen (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation to be held on Thursday, October 7, 2021 at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/NEOG2021.

Due to the ongoing COVID-19 pandemic, for the safety of all our shareholders, employees and community, our 2021 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Our principal executive offices are located at 620 Lesher Place, Lansing, Michigan 48912. Our telephone number is 517-372-9200. These proxy materials were first furnished to shareholders on or about August 31, 2021.

There are five proposals scheduled to be voted on at the Annual Meeting:

•	Proposal to elect three Class I directors to the Board, each to serve for a three-year term or until his or her successor has been duly qualified and elected;

•	Proposal to approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 120,000,000 to 240,000,000;

•	Proposal to approve the establishment of the Neogen Corporation 2021 Employee Stock Purchase Plan;

•	Proposal to approve, by non-binding vote, the compensation of our named executive officers; and

•	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2022.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Corporate Secretary, by delivering to our Corporate Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting virtually.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the proxy holders’ discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors to the Board;

•	FOR the proposal to approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock;

•	FOR the proposal to approve the establishment of the Neogen Corporation 2021 Employee Stock Purchase Plan;

•	FOR the proposal to approve, by non-binding vote, the compensation of our named executive officers: and

•	FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2022.

All shareholders at the close of business on August 10, 2021, the record date for the meeting, are entitled to vote at the meeting. On August 10, 2021 there were 107,481,509 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned at that time.

If you are a shareholder of record, you may vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2021.

To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NEOG2021 at least 15 minutes prior to the start of the meeting to provide time to register, download the required software, if necessary, and test your Internet connectivity. The webcast replay will be available at www.virtualshareholdermeeting.com/NEOG2021 until the 2022 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2021 Annual Meeting. You can submit a question beginning 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail. Once you have logged into the webcast at www.virtualshareholdermeeting.com/NEOG2021, type your question in the “ask a question” box and click “submit”. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions will be read and addressed during the Annual Meeting, as time permits.

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and the New York Stock Exchange (the “NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. We believe the other proposals may not be considered routine matters under applicable NYSE rules.

It is important that you instruct your broker how to vote shares held by you in street name using the voting instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the instructions provided to you by your broker.

A majority of the outstanding shares entitled to vote, in attendance virtually or by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the votes cast is required to elect directors to the Board. This means that the nominees who receive the most votes will be elected to the open Board positions. In counting votes on the election of the Board, abstentions, broker non-votes and other shares not voted will be counted as not cast.

The proposals to approve the amendment to the Company’s restated articles of incorporation to increase the number of authorized shares, the establishment of the Neogen Corporation 2021 Employee Stock Purchase Plan, the compensation of our named executive officers and to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the 2022 fiscal year will be approved if a majority of the votes cast at the meeting are voted in favor of such proposal. Abstentions, broker non-votes and other shares not voted will be counted as not cast.

As to the election of directors to the Board, the three Class I nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Governance guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee of the Board (the “Governance Committee”) shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”) or NASDAQ Global Select Market (“NASDAQ”), and the Company’s Governance Guidelines. The Board will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board is currently comprised of eight directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Each of the three nominees for director this year is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class I:
James C. Borel	2024
Ronald D. Green, Ph.D.	2024
Darci L. Vetter	2024

Directors continuing in office	Expiration of Term
Class II:
John E. Adent	2022
William T. Boehm, Ph.D.	2022
James P. Tobin	2022

Class III:
Ralph A. Rodriguez	2023
Catherine A. Woteki, Ph.D.	2023

Name of Director	Age	Position	Director Since
John E. Adent	52	CEO, Director	2018
William T. Boehm, Ph.D. (1) (3*)	75	Director	2011
James C. Borel (3) (4)	66	Board Chair	2016
Ronald D. Green, Ph.D. (2*) (4)	61	Director	2014
Ralph A. Rodriguez (1) (2)	54	Director	2020
James P. Tobin (3) (*4)	66	Director	2016
Darci L. Vetter (*1) (4)	48	Director	2017
Catherine E. Woteki, Ph.D. (1) (2)	74	Director	2020

(1)	Member, Compensation Committee
(2)	Member, Science, Technology & Innovation Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee

* Denotes Committee Chair

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board.

Nominees for the Board of Directors:

James C. (Jim) Borel retired in 2016 from DuPont, where he was Executive Vice President from 2009 and a member of the company’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont as well as the corporate functions of Sustainability and Government Affairs. Mr. Borel has over 40 years of experience in the agriculture and food industry, with extensive international experience including three assignments abroad and responsibilities extending beyond the United States for over 25 years. Mr. Borel is a member of the board of directors of Farmers Edge, JUST, Inc. and the Renewable Energy Group. He is also a member of the board of advisors for Sajjan India, Ltd. and the boards of trustees for University of the Delaware and the Alpha Gamma Rho Educational Foundation. Mr. Borel is a National Association of Corporate Directors Board Leadership Fellow, demonstrating his commitment to the highest standards of boardroom excellence. His knowledge of the agricultural and food industries and his international experience bring significant value to the Board.

Dr. Ronald D. Green, Ph.D. was appointed Chancellor of the University of Nebraska-Lincoln in April 2016. Prior to that appointment, he was the Harlan Vice Chancellor of the Institute of Agriculture and Natural Resources and Vice President for Agriculture and Natural Resources of the University of Nebraska system since 2010. Dr. Green served as senior global director of technical services at Pfizer Animal Health’s animal genomics business from 2008 to 2010. He was on the faculty at Texas Tech University and Colorado State, and was the national program leader for animal production research for the USDA’s Agricultural Research Service and executive secretary of the White House’s interagency working group on animal genomics within the National Science and Technology Council. In that role, he was a leader in the international bovine, porcine and ovine genome sequencing projects. Dr. Green is a past president of the American Society of Animal Science (“ASAS”) and the National Block and Bridle Club, and has served in a number of leadership positions for the U.S. Beef Improvement Federation, National Cattlemen’s Beef Association, National Pork Board, Federated Animal Science Societies, and the National Research Council. Dr. Green was named a fellow of ASAS in 2014. Dr. Green’s experience in genomics and animal production research brings great value and insight to the Board.

Darci L. Vetter is General Manager and Vice Chair for Food, Agriculture and Trade at Edelman, a global communications firm. She previously served as an international trade consultant and Diplomat in Residence at the University of Nebraska-Lincoln. In July 2014, she was appointed as the Chief Agricultural Negotiator for the U.S. Trade Representative; she held the position until January 2017. From 2010 to 2014, she served as Deputy Under Secretary of Agriculture for Farm and Foreign Agricultural Services and, from 2007 to 2010, she was an International Trade Advisor on the U.S. Senate Committee on Finance. Prior to working in the Senate, Ms. Vetter held numerous roles at the Office of the United States Trade Representative, including Director for Agricultural Affairs from 2005 to 2007. Ms. Vetter received a B.A. from Drake University and an M.P.A. and Certificate in Science, Technology, and Environmental Policy from the Woodrow Wilson School of Public and International Affairs at Princeton University. Her experience in international trade and agriculture brings significant value to the Board.

The Board of Directors recommends a vote “FOR” the above nominees.

Other current members of the Board:

John E. Adent joined the Company as Chief Executive Officer on July 17, 2017, and was also named President on September 22, 2017. Prior to joining the Company, Mr. Adent served as the Chief Executive Officer of Animal Health International, Inc., formerly known as Lextron, Inc., from 2004 to 2015, also serving as its President during that time. Animal Health International was sold to Patterson Companies, Inc. in 2015, and Mr. Adent served as the Chief Executive Officer of the $3.3 billion Animal Health Division of Patterson Animal Health from that period until his resignation from that company on July 1, 2017. Mr. Adent began his career with management responsibilities for Ralston Purina Company, developing animal feed manufacturing and sales operations in China and the Philippines. When Ralston Purina spun off that business to Agribrands, he continued his management role in the European division in Spain and Hungary, serving as managing director of the Hungarian operations. Mr. Adent left Ralston Purina in 2004.

Dr. William T. Boehm, Ph.D. is a retired Senior Vice President of The Kroger Co. and former Senior Economist for the President’s Council of Economic Advisors under Presidents Carter and Reagan. Dr. Boehm joined The Kroger Co. in 1981 as Director of Economic Research and held positions of increasing responsibility with that company until his retirement in 2008. During the 1990’s, he held senior executive positions in both Procurement and Logistics and was made Senior Vice President and a Corporate Officer. In 2004, Dr. Boehm was promoted to President of the Kroger Manufacturing Division where he had responsibility for 35 food manufacturing plants and approximately 6,000 associates. He served on the board of Greatwide Logistics from 2009-2015 and currently serves on the boards of FLM Harvest, a food industry leading strategic planning, issues management and advertising firm, and GLK Foods, a producer, processor and marketer of specialty food products including sauerkraut. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture and virtually all aspects of the food service industry make him well qualified to serve on the Board.

Ralph A. Rodriguez is currently an executive-in-residence at Summit Partners, a global private equity firm based in Boston, Mass. Mr. Rodriguez works with Summit’s technology team to identify new investment opportunities within growth-stage technology companies. Prior to joining Summit in October 2019, he was a research scientist at Facebook, where he led Applied Identity and Intelligence. From 2015-2018 he was the co-founder and CTO of Confirm.io, an ID authentication company, which Facebook acquired in March 2018. Prior to Confirm.io, Mr. Rodriguez founded: Blue Hill Research, a global IT Market research firm; cybersecurity companies Delfigo Security and Invenio; and NTA, a patent, copyright and trademark licensing and research firm. He also served as a public company CTO/CIO at Brooks Automation, C-bridge Internet Solutions, and Excelon Corporation. As the longest-serving ASP Fellow at the Massachusetts Institute of Technology, he pioneered research on artificial intelligence, cloud, mobile, neural science and security technologies at the MIT Media Lab and Harvard-MIT Health Sciences and Technology departments. He currently serves on the Boards of Corvium and Strategic Cyber Ventures. Previously, he served as a director at the Academy of Applied Science, Veramark Technologies, and the Technology Expense Management Industry Association. Mr. Rodriguez is a U.S. Army intelligence veteran of the Persian Gulf War in 1990, a life member of the Veterans of Foreign Wars, as well as a holder of 20 U.S. patents and international patent applications. His extensive technological knowledge and experience bring significant value to the Board.

James P. Tobin spent more than 31 years with Monsanto, beginning his career in 1983 and holding leadership roles across the company, including positions in sales management, marketing, new product development, seed integration and industry affairs. His last leadership role, prior to retirement in 2014, was Vice President, Industry Affairs. Mr. Tobin has worked to advance agriculture through leadership roles in key organizations, including serving as Chairman of the American Seed Trade Association from 2005 to 2006. He has also supported youth in agriculture, focusing on leadership development through his work with the Missouri and National 4-H Foundations. Mr. Tobin is a Governor for the Iowa State University Foundation, a past board member of the U.S. Grain Council, a past board member and chairman of the FarmHouse Fraternity Foundation and a member of the Farm Foundation Roundtable. He currently serves as a managing director of The Yield Lab II, a St Louis based fund investing in agricultural startups. His knowledge of the agricultural industry and his business acumen bring significant value to the Board.

Dr. Catherine Woteki, Ph.D. holds positions as Professor of Food Science and Human Nutrition at Iowa State University and Visiting Distinguished Institute Professor in the Biocomplexity Institute of the University of Virginia. She served as Chief Scientist and Under Secretary for USDA’s Research, Education, and Economics (REE) mission area from 2010 to 2016. Prior to joining USDA, Dr. Woteki served as Global Director of Scientific and Regulatory Affairs for Mars, Incorporated, where she managed the company’s regulatory policy on matters of health, nutrition, and food safety. From 2002 to 2005, she was Dean of Agriculture and also head of the Agricultural Experiment Station at Iowa State University. Dr. Woteki served as the first Under Secretary for Food Safety at the USDA from 1997 to 2001, where she oversaw the safety of meat, poultry and egg products. Dr. Woteki is a member of the National Academy of Medicine and a fellow of the American Association for the Advancement of Science and the American Society for Nutrition. Dr. Woteki brings experience in regulatory science and science policy to the Board.

PROPOSAL 2—TO APPROVE AN AMENDMENT TO THE COMPANY’s RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has unanimously approved, and recommended that our shareholders approve, an amendment to the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s Common Stock, $0.16 par value per share (the “Common Stock”), from 120,000,000 to 240,000,000.

Article III of the Company’s Articles of Incorporation presently provides for an authorized capitalization of the Company of 120,000,000 shares of Common Stock with $0.16 par value per share and a series of preferred stock consisting of 100,000 shares with a $1.00 par value per share. Following the Company’s 2-for-1 stock split, effected as a 100% stock dividend on June 4, 2021, as of the record date of August 10, 2021 there were 107,481,509 shares of Common Stock issued and outstanding, with 3,075,000 additional shares of Common Stock reserved for issuance upon exercise of outstanding stock options and vesting of restricted stock units, as well as additional shares available for award under the Company’s employee benefit plans; no shares of preferred stock were outstanding at that date. The Board of Directors of the Company has proposed an amendment to Article III of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 120,000,000 to 240,000,000. The approval of this proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of the majority of the outstanding shares of Common Stock as of the Record Date.

The Board of Directors believes the authorized share increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. If the proposal is approved by the shareholders of the Company, the additional 120,000,000 shares of Common Stock so authorized will be available for issuance by the Board for stock splits (such as the most recently issued stock splits in December 2017 (4-for-3) and in June 2021 (2-for-1)) or stock dividends, potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, raising additional capital, or other corporate purposes. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Other than issuances pursuant to employee benefit plans and currently outstanding stock options and restricted stock units, the Board has no current plans to issue any of the shares that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the shareholders for issuance of such additional shares unless required by applicable law or regulation.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the authorized shares of Common stock be used as a type of anti-takeover device. Any additional Common Shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

Vote Required

The approval of this proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 240,000,000 requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. Abstentions and broker non-votes, if applicable, will have the same effect as votes against this proposal.

The Board recommends that shareholders vote “FOR” the approval of the proposed amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock to 240,000,000.

PROPOSAL 3—TO APPROVE THE ESTABLISHMENT OF THE NEOGEN CORPORATION 2021 EMPLOYEE STOCK PURCHASE PLAN

Management is seeking shareholder approval of the Neogen Corporation 2021 Employee Stock Purchase Plan. Under the plan, the Company will grant eligible employees the right to purchase Neogen Corporation common shares through payroll deductions at a price equal to 95 percent of the lesser of the fair market value of Neogen Corporation common shares on the first or last day of the offering period. If the plan is approved by shareholders, the first offering period will begin on December 1, 2021. After that, there will be consecutive six-month offering periods until July 13, 2031 or until the plan is terminated by the Board, if earlier. Rights to buy common shares will not be granted or exercised under the plan if shareholder approval of the plan is not obtained by December 1, 2021.

The purpose of the plan is to encourage employee stock ownership by offering employees rights to purchase Neogen Corporation common shares at discounted prices and without payment of brokerage costs. Management believes that the plan offers a convenient means for Neogen Corporation employees who might not otherwise own Neogen Corporation common shares to purchase and hold such an investment. Management also believes that the discounted sale feature of the plan offers a meaningful incentive to participate, and that employees’ continuing economic interests as shareholders in Company performance and success should further enhance entrepreneurial spirit and contribute to the Company’s potential for growth and profitability. The Board of Directors adopted the plan on July 13, 2021 subject to shareholder approval. A copy of the plan is attached as Appendix A to this Proxy Statement. The Description of the Plan below is qualified in its entirely by reference to such plan.

As of the Record Date, the closing sale price of Neogen Corporation common shares was $42.55. As of the Record Date approximately 608 domestic and foreign employees participate in the plan. The plan has two components: (i) a component that is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code with respect to domestic employees of the Company or of entities which are or are treated for tax purposes as corporate subsidiaries of the Company; and (ii) a component that need not qualify under Section 423 with respect to foreign employees (and/or domestic employees of entities which are or are treated for tax purposes as non-corporate subsidiaries of the Company). In foreign jurisdictions, local laws may mandate that the Board authorize features of the Plan that preclude qualification of the Plan under Section 423 of the Internal Revenue Code. The description below applies to the Section 423 component of the Plan for qualifying domestic employees; the non-Section 423 component of the Plan for foreign employees may include provisions that differ from the description below to the extent required, in the judgment of the Company, by local law.

Vote Required

Management is seeking shareholder approval to qualify the domestic component of the plan for qualifying employees as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the related regulations. To be considered approved under Section 423, the plan must be approved by a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal. They will be counted in determining the number of common shares present or represented by proxy in determining whether a quorum is present at the Annual Meeting.

Description of the Plan

Shares Subject to the Plan

The plan covers 1,000,000 common shares. If any purchase right under the plan expires or terminates without having been exercised in full, the underlying common shares that were not purchased are again available under the plan unless the plan has been terminated. To prevent dilution or enlargement of the rights of participants under the plan, appropriate adjustments will be made if any change is made to outstanding common shares by reason of any stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, merger, reorganization, recapitalization, dividend in property other than cash, large non-recurring cash dividend, liquidating dividend or other change in common shares where no consideration is received. Shares are automatically acquired by participants as of the last day of the applicable purchase period, unless the participant’s employment has terminated or there are insufficient shares available under the plan.

Plan Participants

All full-time employees of Neogen Corporation and its designated subsidiaries, are eligible to participate in the plan unless after the grant of purchase rights under the plan, the employee would own, directly or by attribution, stock, purchase rights or options to purchase stock representing three percent or more of the total combined voting power or value of all outstanding classes of stock.

Participation in the plan is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination as to the desired level of participation, subject to the plan’s limits. Eligible employees become participants in the plan by authorizing payroll deductions for that purpose no later than ten calendar days after the beginning of an offering period. Participation is effective for payrolls after the beginning of the applicable offering period. Newly-hired or re-hired employees may become participants in the plan by authorizing payroll deductions within 180 days after their date of hire. Participants cannot be granted purchase rights which exceed $25,000, based on the fair market value of the stock (at the time of grant), for each calendar year in which such purchase rights are outstanding. All employees who participate in the plan shall have the same rights and privileges under the plan except for differences mandated by local law.

Payroll Deductions

Participants may purchase shares generally only by means of payroll deduction ranging from 1 to 10 percent of the participant’s total compensation during the offering period. Total compensation means, in general, wages, salaries, variable compensation and other amounts received from Neogen Corporation or its subsidiaries for personal services rendered to the Company or its subsidiaries as an employee, including commissions, bonuses and salary or bonus reduction contributions to plans under Section 401(k) or Section 125 of the Internal Revenue Code. After initial enrollment in the plan, payroll deductions will continue from offering period to offering period and cannot be changed or withdrawn unless the participant elects a different contribution percentage, elects to terminate his or her payroll deductions or becomes ineligible to participate in the plan, or the Company determines it is necessary to change or terminate such participation in order to comply with the requirements of the plan or Code Section 423. The amounts deducted will be credited to the participant’s account under the plan, but no separate account to hold such amounts will be established and no interest on the deducted amounts will be paid. Deducted amounts may be commingled with the Company’s general assets and may be used for general corporate purposes. The amounts will, therefore, be subject to the claims of creditors and any applicable liens on assets.

Purchase Rights and Purchases

On the first day of each offering period, the Company is deemed to grant each participant a non-transferable option to purchase, on the last day of the offering period, as many common shares as the participant can purchase with the payroll deductions credited to his or her account during that period. The option to purchase will be exercised automatically on the last day of the offering period.

If insufficient shares remain available in any offering period under the plan, the shares available will be allocated pro rata among the participants in that offering period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole common shares. Any amounts not applied to the purchase of common shares will be refunded to the participants after the end of the offering period without interest.

Withdrawal

A participant may withdraw from the plan (i.e., terminate his or her payroll deductions) by providing notice to the Plan Administrator at any time prior to 10 business days before the end of the current offering period. The participant may elect to stop his or her future payroll deductions under the plan and use the amounts already credited to the participant’s account under the plan to purchase whole common shares at the end of the offering period or may elect to continue his or her participation in the plan through the end of the current offering period but terminate his or her participation for subsequent offering periods. A participant who withdraws from the plan will not be eligible to rejoin the plan for the offering period underway at the time of withdrawal, and will have to re-enroll in the plan should such individual wish to resume participation in a subsequent offering period. Withdrawal does not entitle a participant to a refund of sums previously collected from the participant during the offering period (except in connection with the termination of employment).

Termination of Employment

If a participant ceases to be an employee for any reason during an offering period, his or her outstanding option to purchase common shares under the plan will immediately terminate, his or her payroll deductions will immediately cease, and all amounts previously collected from the participant during the offering period will be refunded.

Administration

The plan is administered by the Board of Directors of Neogen Corporation and/or any committee (such as the Compensation Committee) of at least two directors to which our Board of Directors has delegated any of its duties under the plan. The Board determines the commencement and termination date of the offering of common shares under the plan and is authorized, among other things, to interpret the terms of the plan, establish rules for the administration of the plan and correct or reconcile any defect or inconsistency in the plan.

The Board or the committee may delegate all or part of its authority to administer the plan to the Plan Administrator, who may further delegate the routine operations of the plan. Except for fees to withdraw shares in the form of certificates and to sell shares through a broker, the costs and expenses incurred in the administration of the plan and the maintenance of accounts with the custodian of the plan will be paid by the Company.

Sale or Distribution of Common Shares Acquired Under the Plan

Participants may elect to have the plan custodian or a broker-dealer selected by the Company hold the common shares they acquire under the plan and may sell those shares as of the first business day of any fiscal quarter. Brokerage commissions in connection with such a sale will be borne by the participant. Alternatively, participants and former participants may, at their expense, withdraw the shares held for them and have certificates issued in their name as of the first business day of any fiscal quarter.

Non-Assignability

Neither payroll deductions credited to a participant’s account nor any rights to acquire common shares under the plan may be assigned, transferred, pledged or otherwise disposed of by participants other than by will or the laws of descent and distribution and rights to acquire common shares may be exercised only by a participant during the lifetime of a participant. The plan custodian will maintain accounts only in the names of the participants.

Amendment

The Board may terminate or amend the plan and any rights to acquire common shares under the plan at any time; provided, however:

•	such termination or amendment may not impair any rights and obligations under rights to acquire common shares previously granted under the plan without the consent of the affected participants, and

•

any amendment that increases the number of shares reserved for issuance under the plan (except for allowable adjustments in the event of changes to outstanding common shares or for changes the plan authorizes the Board or the Plan Administrator to make) or changes to the eligibility requirements for participation in the plan, is subject to shareholder approval to the extent required by the Internal Revenue Code.

Change in Control of the Company

If the Company is acquired or are otherwise involved in a change in control transaction of the kind described in the plan, the Board may without the consent of any participant:

•	cancel each outstanding right to acquire common shares under the plan and refund all sums previously collected from participants under the canceled rights; or

•

cause each participant to have his or her outstanding rights to acquire common shares under the plan exercised immediately before that transaction and thereby have the balance of his or her account applied to the purchase of whole common shares at the purchase price in effect for the offering period, which would be treated as ending on the effective date of such transaction; or

cause the acquiring or surviving entity (or its parent company) to assume or continue participants’ purchase rights or to provide similar substitute rights.

If the Company merges with another entity and survives the merger, each participant is entitled to receive, for each share purchased upon exercise of rights to acquire common shares under the plan, the securities or property that a holder of common shares was entitled to receive upon the merger.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences to the Company and to participants in respect of the Internal Revenue Code Section 423 component of the plan, based on the Internal Revenue Code as currently in effect. This summary is necessarily general in nature and does not purport to be complete.

The plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. That section provides that a participant in the plan will generally realize no taxable income as a result of the grant or exercise of rights to acquire common shares under the plan. Amounts deducted from a participant’s compensation to purchase shares under the plan are taxable income to participants in the year in which the amounts would otherwise have been received.

If the shares acquired under the plan are sold by the participant more than two years after the grant of the applicable right (i.e., the beginning of the applicable offering period), the participant will recognize in the year of the sale ordinary compensation income in an amount equal to the lesser of (1) the amount by which the fair market value of the shares at the time the purchase right was granted exceeds the purchase price (i.e., the discount below fair market value as of the beginning of the applicable offering period), or (2) the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the shares purchased will increase by the amount recognized as ordinary compensation income and any further gain recognized on the sale will be treated as capital gain. In general, the Company will not be entitled to a deduction for federal income tax purposes with respect to such sale.

However, if the shares acquired under the plan are sold by the participant within two years after the grant of the applicable right, the participant will recognize ordinary compensation income in the year of such sale, the amount of which will equal the lesser of (i) the excess of the fair market value of the shares on the date the shares were purchased (i.e., the end of the applicable offering period) over the purchase price for those shares, or (ii) the amount, if any, by which the fair market value of the shares at the time of sale exceeds the purchase price. The participant’s tax basis will increase by the amount recognized as compensation and any further gain realized upon the sale will be capital gain. In general, the Company will be entitled to a deduction for federal income tax purposes at the time of such a sale in an amount equal to the ordinary compensation income recognized by the participant. However, if the participant is the principal executive officer of the Company, the principal financial officer of the Company or one of the Company’s three most highly compensated employees (other than the principal executive officer or the principal financial officer) in the year of sale or in any prior year beginning after December 31, 2016, no deduction will be available to the extent the participant’s total ordinary compensation income during that year exceeds $1 million.

Existing Plan

Upon the expiration of any existing six-month offering period following approval of the 2021 Plan by shareholders, additional grants under the existing 2011 plan will be terminated and grants under the new Plan will begin. The financial provisions of the 2021 plan are the same as the 2011 Plan.

The Board of Directors recommends that shareholders vote FOR the approval of the Plan.

PROPOSAL 4: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Securities laws require that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement, and therefore, we are providing this advisory Proposal as required by Section 14A of the Exchange Act. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table.” This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 Annual Meeting of Shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, to be held no later than 2023.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Seven of our eight current directors are deemed independent pursuant to applicable NASDAQ standards. Four of these independent directors serve on the Compensation Committee. Meetings of the Compensation Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a significant portion of the total earning potential is derived from performance-based incentives.

•

Stock Option and Restricted Stock Units. A majority of our executives’ total compensation is paid in the form of stock options and restricted stock units that vest over a five-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

•	No Conractual Severance Payments. If employment is terminated without cause, executives are not contractually entitled to “golden parachute” or other executive severance payments upon termination.

For these reasons, the Board recommends that you vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the

Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s Proxy Statement for its 2021 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 5—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA, LLP (“BDO”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending May 31, 2022. While not required, the Company is submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board recommends that shareholders vote “FOR” ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal 2022. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the 2022 fiscal year. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm for eight years. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to be available during the Annual Meeting, with the opportunity to make a statement, and will also be available to respond to appropriate questions.

The fees billed by BDO with respect to the fiscal years ended May 31, 2021 and 2020 are as follows:

	2021	2020
Audit Fees	$525,306	$484,140
Audit-Related Fees	—	—
Tax Fees (1)	159,000	152,475
All Other Fees	—	—

	$684,306	$636,615

(1)	Includes tax compliance work and miscellaneous consulting.

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Form 10-Q, consultations concerning accounting matters associated with the annual audit and related expenses. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Audit Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information, as of August 10, 2021, with respect to beneficial ownership of common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. On August 10, 2021, there were 107,481,509 shares of the company’s stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class %
Brown Capital Management, LLC (1)	12,965,092	12.10%
1201 North Valvert Street
Baltimore, MD 21202

Black Rock Institutional Trust Company, N.A. (2)	12,242,418	11.40%
400 Howard Street
San Francisco, CA 94105

The Vanguard Group, Inc. (3)	10,209,410	9.50%
100 Vanguard Boulevard
Malvern, PA 19355

Wasatch Advisors, Inc. (4)	6,569,232	6.11%
100 Vanguard Boulevard
Malvern, PA 19355

(1)

Based on Schedule 13G/A filed with the SEC on February 12, 2021. This report includes 12,965,092 shares beneficially owned by Brown Capital Management, LLC (“Brown Capital”) and 7,095,028 shares beneficially owned by The Brown Capital Management Small Company Fund (the “Fund”), a registered investment company, which is managed by Brown Capital. Brown Capital has sole power to vote 8,200,514 shares and sole power to dispose of 12,965,092 shares, and the Fund has sole power to vote and dispose of 7,095,028 shares.

(2)

Based on Schedule 13G/A filed with the SEC on February 11, 2021. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by Black Rock Fund Advisors. Black Rock, Inc. has sole power to vote 12,036,180 shares and sole power to dispose of 12,242,418 shares.

(3)

Based on Schedule 13G/A filed with the SEC on February 8, 2021. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has shared power to vote 243,542 shares, sole power to dispose of 9,880,254 shares and shared power to dispose of 329,156 shares.

(4)	Based on Schedule 13G/A filed with the SEC on February 11, 2021 and NASDAQ ownership statistics. Wasatch Advisors, Inc. has sole power to vote and dispose of at least 5,001,652 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 10, 2021 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name	Number of Shares Owned		Right to Acquire (1)	Total	Percentage of Outstanding Shares
John E. Adent	40,603		73,566	114,169	*
William T. Boehm, Ph.D.	20,958		45,444	66,402	*
James C. Borel	4,850		32,878	37,728	*
Ronald D. Green, Ph.D.	3,360		37,324	40,684	*
Douglas E. Jones	960		4,516	5,476	*
Jerome L. Hagedorn	628		19,466	20,094	*
Jason W. Lilly, Ph.D.	20,000	(2)	22,664	42,664	*
Steven J. Quinlan	27,939	(3)	72,498	100,437	*
James P. Tobin	11,000		34,998	45,998	*
Darci A. Vetter	—		25,444	25,444	*
Katherine E. Woteki, Ph.D.	—		1,544	1,544	*
Executive officers and directors as a group (18 persons)	167,814		391,790	559,604	*

*	Less than 1%
(1)	Includes shares that may be acquired within 60 days of August 10, 2021 upon exercise of options and restricted stock units pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(2)	Includes 11,666 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(3)	Includes 23,777 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE MATTERS

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. The Board held seven meetings, and there were a total of 19 committee meetings during fiscal 2021. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in fiscal 2021. Directors of the Board are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All of the current Board members attended the virtual 2020 Annual Meeting.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the NASDAQ independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the following currently serving directors and nominees is independent as defined in the NASDAQ independence rules: Dr. Boehm, Mr. Borel, Dr. Green, Mr. Rodriguez, Mr. Tobin, Ms. Vetter and Dr. Woteki.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2021 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable NASDAQ and SEC regulations.

Compensation Committee—Ms. Vetter (Chair), Dr. Boehm, Mr. Rodriguez, and Ms. Woteki are current members of the Compensation Committee, which met three times during fiscal 2021. In October 2020, the responsibilities of the Stock Option Committee were absorbed by the Compensation Committee and the Stock Option Committee was eliminated. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation and the Company’s stock-based compensation plans. The Committee engages an independent advisor to assist it in performing this role. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers at the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also evaluates option grants and any other equity-based awards under the terms of the 2018 Plan. Company management provides recommendations to the Compensation Committee concerning compensation, including stock options or any other equity awards, of officers and also recommends equity-based awards for other employees, subject to the approval of the Compensation Committee. The Compensation Committee has a charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Governance Committee—Mr. Tobin (Chair), Mr. Borel, Dr. Green, and Ms. Vetter serve on the Governance Committee, which met six times during fiscal 2021. The Governance Committee provides a leadership role in shaping the governance of the Company, providing oversight and direction with respect to the function and operation of the Board. The Governance Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues. The Governance and Audit Committees had a joint meeting in January 2021, focusing on risk mitigation in areas such as cybersecurity, insurance coverage, and revisions of and compliance with policies relating to the Foreign Corrupt Practices Act, conflicts of interest, code of conduct, and ethics. The Governance Committee is also providing guidance on the Company’s Environmental, Social and Governance (“ESG”) initiative, which was formalized in fiscal 2021.

The Governance Committee recommends to the Board criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the Board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age and gender; (8) possesses high ethical standards and integrity; and (9) such other factors as the Governance Committee may consider from time to time.

The Governance Committee identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience and skills required for the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity (including specifically both ethnicity and gender) of directors into account in performing its functions. It identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. In assembling a pool of potential candidates from which to make recommendations to the Board, the Committee endeavors to include women and minority candidates. As required by NASDAQ, the SEC or such other applicable regulatory requirements, a majority of the Board is comprised of independent directors. At the direction of the Board of Directors, the Governance Committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

In searching for candidates to fill Board vacancies, the Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination. The Governance Committee has in the past entertained and encouraged the candidacy of qualified women and minorities and will continue to do so.

Audit Committee—Dr. Boehm (Chair), Mr. Borel and Mr. Tobin are currently members of the Audit Committee, which oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. The Audit Committee met nine times during fiscal 2021. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com; also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules.

Science, Technology and Innovation Committee— Dr. Green (Chair), Mr. Rodriguez, and Ms. Woteki serve on the Science, Technology and Innovation Committee, which was formed as a new committee in fiscal 2021 to help guide the Board in overseeing the development of new products, services and business models. In discharging these responsibilities, the committee reviews and evaluates the strategic goals and objectives of the Company’s research and development programs, including the monitoring and evaluation of emerging technologies, and assists the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development, including scientific ethics and conduct. Company management met with Committee members during fiscal 2021 to collaborate on the Committee’s charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Chairman/Executive Sessions of Non-Management Directors

Mr. Borel, as Chairman of the Board, coordinates the activities of the other independent directors; in that role, he chairs all executive sessions of the Board. Mr. Adent does not attend the executive sessions except upon request. At least one executive session of the Board is held annually.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in determining executive compensation is limited to the Chief Executive Officer making recommendations on compensation for members of the executive management team.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board. None of the Company’s executive officers serves as a member of the Board of any other company that has an executive officer serving as a member of the Compensation Committee.

Board Role in Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning, capital spending and financing; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and committees and its oversight of identified risk areas of the Company; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks.

Board Leadership

Mr. Borel serves as the Chairman of the Company’s Board; as Chairman, he chairs all executive sessions of the Board. Mr. Adent serves as the Company’s President and Chief Executive Officer. The Board has concluded that this leadership structure is appropriate for the Company at this time.

Contacting the Board

Shareholders and other interested persons may communicate directly with the Board or any individual director on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Company employee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct applicable to all Company employees, officers and directors, including specifically the Chairman, Chief Executive Officer, Chief Financial Officer and Corporate Controller,

in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed or emailed to any shareholder upon request to the Corporate Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board, acting as a committee of the whole, approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks Board approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
John E. Adent	President & Chief Executive Officer
Steven J. Quinlan	Vice President & Chief Financial Officer
Douglas E. Jones	Vice President & Chief Commercial Officer
Jason W. Lilly, Ph.D.	Vice President, International Business
Jerome L. Hagedorn	Vice President, North American Operations

Brief biographies of the NEOs, with the exception of Mr. Adent, follow. Mr. Adent’s biography is included in “Proposal 1-Election of Directors.”

Steven J. Quinlan, age 58, joined the Company in January 2011 as Vice President and Chief Financial Officer. He was the Corporate Secretary until March 2021. He is responsible for all internal and external financial reporting for the Company, and also manages the accounting, information technology and investor relations functions. Mr. Quinlan came to the Company following 19 years at Detrex Corporation (1992-2010), the last eight years serving as Vice President-Finance, CFO and Treasurer. He was on the audit staff at the public accounting firm Price Waterhouse (now PWC) from 1985 to 1989.

Douglas E. Jones, age 51, joined Neogen as Vice President & Chief Commercial Officer in August 2020. Prior to joining Neogen, Mr. Jones served as the President of the Companion Animal Division at Patterson Companies from 2016 to August 2020. Prior to joining Patterson, Mr. Jones served as the Head of Business Operations for the North American Merial Animal Health Division of Sanofi. Mr. Jones began his career as a management consultant with the North Highland Company and PriceWaterhouseCoopers, focusing on commercial transformation and strategy projects in the pharmaceutical, healthcare distribution and high-tech industries.

Dr. Jason W. Lilly, age 47, was named Vice President, International Business in January 2019, responsible for Neogen’s operations outside of the U.S. and Canada. Dr. Lilly joined Neogen in June 2005 as Market Development Manager for Food Safety. In June 2009, he moved to the Corporate Development group. He was named Vice President of Corporate Development in December 2011, responsible for the identification and acquisition of new business opportunities for the Company. Prior to joining Neogen, he served in various technical sales and marketing roles at Invitrogen Corporation.

Jerome L. Hagedorn, age 55, joined Neogen in April 2018 as Vice President, Food Safety Operations, and was named Vice President, North American Operations, in June 2020. In this role, Mr. Hagedorn is responsible for the manufacturing, supply chain, shipping and warehousing, facilities, production engineering and quality systems for Neogen’s Food and Animal Safety operations in North America. Prior to joining Neogen, Mr. Hagedorn spent the past eight years as Vice President of Operations at Siemens Healthcare Diagnostics. At Siemens, he was responsible for multiple plant operations, including diagnostic instrument manufacturing and new product introduction. Prior to joining Siemens, Mr. Hagedorn held a variety of senior level positions over a 20 year career, including Director of Manufacturing at Bayer Healthcare in Indiana, Director of Lean Manufacturing at Invensys in Ohio, and Manager of Automated Manufacturing at Siemens Electronic Components in Mexico.

Compensation Objectives

The Company’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and to be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option and restricted stock unit grants.

Other compensation elements include health and welfare benefits plans, with the NEOs receiving similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Compensation Committee utilizes this information, as well as inputs provided by its independent advisor, to make decisions about each compensation element in the context of each NEO’s total compensation package. The compensation of senior level employees generally incorporates variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.” Each of the compensation elements and its purpose is further described below.

Consideration of Last Year’s Say-on-Pay Vote

At the 2020 Annual Meeting of shareholders, shareholders were provided with an opportunity to cast an advisory vote on the compensation of the Company’s executive officers. The say-on-pay vote yielded approximately 98% approval of those votes cast. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for fiscal 2021 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from 2020 to 2021, if applicable, are shown in the following table.

Name	2021 Salary Rate	2020 Salary Rate	Percent Increase
John E. Adent	$472,500	$450,000	5.0%
Steven J. Quinlan (1)	307,500	247,000	24.5%
Douglas E. Jones (2)	353,850	—	n/a
Jason W. Lilly, Ph.D.(1)	271,625	203,775	33.3%
Jerome L. Hagedorn	267,800	260,000	3.0%

(1)	Base salary adjustments for Mr. Quinlan and Dr. Lilly were offset by reductions of their long-term incentive awards, as part of an executive officer compensation rebalancing initiative.
(2)	Mr. Jones joined the Company on August 17, 2020 at a salary of $350,000. His salary was adjusted to $353,850 on January 1, 2021.

Discretionary Annual Bonus

Bonuses paid in fiscal 2022 related to fiscal 2021 performance are as follows:

Name	Target Value	Actual Payments	Percentage of Target
John E. Adent	$472,500	$378,000	80.0%
Steven J. Quinlan	153,750	100,000	65.0%
Douglas E. Jones.	176,925	120,000	67.8%
Jason W. Lilly, Ph.D.	108,650	99,932	92.0%
Jerome L. Hagedorn	107,120	96,500	90.1%

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are approved. Bonus awards are determined by the Compensation Committee based on the Company’s performance, officers’ achievements of their objectives and the Committee’s perception of the efforts expended during the recently completed fiscal year. The Compensation Committee took into account the recommendations of Mr. Adent with respect to bonuses for Mr. Quinlan, Mr. Jones, Dr. Lilly and Mr. Hagedorn. Target and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Compensation Committee’s appraisal of the Company’s overall performance was influenced, in part, by the following:

•	Revenues increased 12% to $468.5 million; this amount was 3% over the budget established at the beginning of the fiscal year;

•

Gross margins increased from $196.3 million in fiscal 2020 to $215.1 million in fiscal in fiscal 2021, an increase of 10%. Expressed as a percentage of sales, gross margins were 45.9% in fiscal 2021, a decline from 46.9%, and less than budgeted levels;

•	Operating income was $74.2 million, a 10% increase compared to $67.5 million in fiscal 2020;

•	Net income was $60.9 million, an increase of 2.4% compared to fiscal 2020;

•	The Company generated $81.1 million cash from operations in fiscal 2021, compared to $85.9 million in fiscal 2020; and

•	Stockholders’ equity increased to $840.4 million at May 31, 2021, compared to $725.2 million at May 31, 2020.

Based upon the above listed factors, most of which were contained in Mr. Adent’s previously established annual objectives, the Compensation Committee determined that the Company’s fiscal 2021 performance had been strong. In arriving at the determination of Mr. Adent’s annual bonus, the Committee took into consideration that the year was particularly challenging, that Mr. Adent had provided strong, effective and proactive leadership during the year, particularly as it related to the Company’s performance and response to the ongoing COVID-19 pandemic, which began in the second half of fiscal 2020 and continued throughout all of fiscal 2021. Mr. Adent also had objectives to reduce the Company’s employee turnover rate, and to develop a comprehensive environmental, social, and governance (ESG) program for the Company, and had made good progress on both objectives. The Committee, after taking into account all the above, awarded Mr. Adent 80% of his targeted bonus opportunity.

Mr. Quinlan’s bonus opportunity was tied to the achievement of revenue, operating and net income targets for the overall Company and other internal objectives, such as improvements in consolidated inventory turns, and the successful implementation of a number of initiatives supported by the information technology group, the most significant being the ongoing redesign and enhancements of the Company’s e-commerce platform. The Company achieved its revenue performance targets in fiscal 2021, but fell short on profitability; improvements were made across the Company in inventory turns, but not to targeted levels; the second and third phases of the e-commerce implementation were successful, launching substantially on time and budget. Mr. Quinlan was awarded 65% of his targeted bonus.

The bonus opportunity for Mr. Jones was primarily based on the achievement of revenue, operating income and other metrics for the domestic Food and Animal Safety commercial business operations for which he had responsibility, and, to a lesser extent, achievement of revenue and earnings metrics for the overall Company. His Animal Safety commercial operations exceeded their revenue targets for the year. Domestic Food Safety revenues finished lower than targeted, however, gained significant momentum in the second half of the year as the Company’s markets opened up and a number of new products were successfully launched. Profit as a percentage of revenues improved for the Animal Safety groups he was responsible for in fiscal 2021; he was awarded 94% of his bonus opportunity, pro-rated based on his August 17, 2020 start date.

Dr. Lilly, in his role as Vice President, International Business, had bonus opportunities tied to budgeted revenues, operating income and other metrics, such as the successful integration of acquisitions, each related to the Company’s international operations. A number of his operations, such as Australia and China exceeded their revenue and profitability targets, while others such as those in Europe, Brazil and India, were negatively impacted by COVID-19 related lockdowns and reduced economic activity.. He was successful, along with the Company’s corporate development group, in closing the acquisition of Megazyme, a developer and manufacturer of products to measure food quality based in Ireland in December 2020. Based on his operations’ financial performance relative to their budgeted levels, his work on the acquisition and initial integration of Megazyme, and in recognition of his positive efforts internationally to mitigate the adverse impacts of COVID-19 on his operations and employees, Dr. Lilly was awarded 91% of his bonus opportunity.

Mr. Hagedorn, as Vice President of North American Operations, is responsible for production of all Food Safety diagnostic and culture media products, and all Animal Safety product production and distribution in the U.S. His bonus opportunity is tied to achievement of budgeted labor and overhead expenses, on time and in full order fulfillment, quality metrics, reduction of production scrap, and achievement of revenue and earnings targets for the overall Company. During the COVID-19 pandemic, he also assumed an important leadership role on an internal team responsible for employee safety and communications while continuing to focus on the manufacturing of quality products. This additional role was considered as he was awarded 90% of his bonus opportunity in fiscal 2021.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to increase ownership in the Company.

The primary long-term incentive mechanism at the Company has historically been stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. During fiscal 2021, the Company began to award restricted stock units (“RSUs”) as an additional vehicle for long term incentive compensation for Company employees. Stock options and RSUs are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable the Company to compete for the services of new employees in a competitive market. The Company believes that stock options and RSUs are an appropriate means to accomplish long-term incentive objectives.

The stock option and RSU programs are designed to deliver competitive long-term awards while incurring reasonable levels of expense and shareholder dilution relative to other long-term incentive programs. It is the Company’s view that stock options and RSUs represent an appropriate use of corporate resources and are an effective method for the Company to achieve its long-term compensation element objectives.

The Company maintains two equity-based long-term incentive plans that have been previously approved by shareholders—the Neogen Corporation the 2015 Omnibus Incentive Plan (the “2015 Plan”) and the 2018 Omnibus Incentive Plan (the “2018 Plan”). Fiscal 2021 stock option and RSU grants were made under the 2018 Plan and future awards of equity or equity rights will also be granted under the 2018 Plan; no further awards can be made under the 2015 Plan.

In general, stock options granted to employees are incentive options with five year lives that vest 20% per year beginning with the year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. The nonqualified options retain the same vesting and life provisions as incentive options. Directors are granted nonqualified stock options, with five year terms (ten year terms for grants prior to January 1, 2017) and vesting 33% per year for each of the three years following the year of grant. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. RSUs granted to employees have five year lives, with 20% of the units vesting each year beginning with the first anniversary date of the grant. The RSU is priced at the closing stock price on the date of the grant. Non-employee directors are also granted RSUs, with three year lives, which vest 33% per year for each of the three years beginning on the first anniversary date of the grant. The Company’s practice has been to make an annual award of option grants or RSUs to a select group of employees as well as occasional hire-on awards to select new hires.

Annual stock option and RSU grants are made at the discretion of the Compensation Committee, with the exception of non-employee director awards which are granted annually on election or continuation of an existing term. Management makes recommendations to the Compensation Committee as to the stock option and RSU award levels. The determination with respect to the option or RSU award to be granted to any particular participant is ultimately subjective in nature. While no specific or absolute performance measures are applied, factors considered in determining the option or RSU award to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, historic grants, retention concerns and, in the aggregate, share availability under the plan, overall Company expense and shareholder dilution from awards. Management provides the Compensation Committee information on grants made in the past three years and the accumulated value of all stock option and RSU awards outstanding to each executive officer.

The table below shows the amounts of the fiscal 2021 stock option grants to each of the NEOs.

Name	Number of Options Granted	Compensation Cost Recognized for Option Grants (1) (2)
John E. Adent	153,754	$1,181,786
Steven J. Quinlan	39,536	303,882
Douglas E. Jones	19,768	151,941
Jason W. Lilly, Ph.D.	27,456	211,033
Jerome L. Hagedorn.	14,278	109,744

(1)

Represents the aggregate grant date fair value of each stock option granted in fiscal 2021, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.

(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the table below.

Black-Scholes Model Assumptions (1)	2021	2020	2019	2018	2017
Risk-free interest rate	0.2%	1.9%	2.6%	1.6%	1.2%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	31.3%	29.4%	27.0%	27.7%	35.2%
Expected option life	3.25 years	3.5 years	3.5 years	4 years	4 years

(1)

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

The table below shows the amounts of the fiscal 2021 RSU grants to each of the NEOs.

Name	Number of RSUs Granted	Compensation Cost Recognized for RSU Grants (1)
John E. Adent	14,080	$480,832
Steven J. Quinlan	5,630	192,265
Douglas E. Jones	2,810	95,962
Jason W. Lilly, Ph.D.	5,870	200,461
Jerome L. Hagedorn.	3,050	104,158

(1)

Compensation cost is calculated as the closing market price ($34.15) on the date of the grant (October 6, 2020) multiplied by the number of restricted shares granted. This amount will be recognized over the vesting period of the grants.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits are included in the “All Other Compensation” column of the Summary Compensation Table, and consist primarily of Company matching contributions to the 401(k) Plan and the value of Company paid group term life insurance.

Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Company stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third party plan administrator. Each of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

The Company has a stock ownership policy in place for all corporate officers, including the NEOs, and Directors. This reflects the Company’s belief that all senior executives and Directors should have meaningful share ownership positions in the Company to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board in July 2007. The Compensation Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply

Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options or RSUs. As of May 31, 2021, all corporate officers, including the NEOs, were at or above the applicable stock ownership requirement or within the expected time period to comply. All non-employee directors were at or above the applicable stock ownership requirement, or within the expected time period to comply.

Chief Executive Officer Compensation

John Adent has been the Chief Executive Officer of the Company since July 2017; he was also named President in September 2017. His base salary in fiscal 2021 was adjusted on January 1, 2021 from $450,000 to $472,500, and his target bonus opportunity was adjusted to $472,500, based on the achievement of certain revenue and earnings targets and the attainment of other strategic and operational goals. In addition to base salary and bonus opportunity, Mr. Adent was awarded 153,754 stock options and 14,080 restricted stock units in fiscal 2021, each at an exercise price of $34.15, the closing price of the stock on the date of the award.

In determining the amount of Mr. Adent’s annual bonus for fiscal 2021, the Committee took into consideration the Company’s 12% revenue increase over fiscal 2020, which was 3% over the targeted revenue growth for the year, operating income which was 10% higher than fiscal 2020, lower than target, and the Board’s assessment of the level of attainment of Mr. Adent’s other fiscal 2021 strategic goals, which included Company turnover targets and progress milestones on the Company’s newly launched Environmental, Social and Governance (ESG) initiative. The Committee also acknowledged that the COVID-19 pandemic had continued to present the Company with tremendous challenges in fiscal 2021, and believed that Mr. Adent’s strong and continuing proactive leadership had been effective during the year; thus awarded Mr. Adent 80% of his targeted bonus opportunity for the year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Darci L. Vetter (Chair)

William T. Boehm

Ralph A Rodriguez

Catherine E. Woteki

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of compensation paid to the Company’s named executive officers (principal executive officer, principal financial officer and the three other most highly compensated executive officers) (the “NEOs”) for fiscal years 2021, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Options Awards (1)	Restricted Stock Awards (1)	All Other Compensation (2)	Total
John E. Adent (3)	2021	$459,173	$378,000	$1,181,786	$480,832	$7,255	$2,507,046
Chief Executive Officer & President	2020	389,423	315,000	1,399,917	—	19,108	2,123,448
	2019	450,000	157,500	1,336,958	—	18,356	1,962,814

Steven J. Quinlan (3)	2021	274,519	100,000	303,882	192,265	6,816	877,482
Vice President & Chief Financial Officer	2020	231,325	40,000	622,185	—	9,328	902,838
	2019	237,000	45,000	534,783	—	11,597	828,380

Douglas E. Jones (4)	2021	277,531	120,000	151,941	95,962	3,266	648,700
Vice President & Chief Commercial Officer

Jason W. Lilly, Ph.D. (3)	2021	234,734	99,932	211,033	200,461	5,586	751,746
Vice President, International Business	2020	190,843	42,000	513,303	—	7,923	754,069
	2019	195,500	58,500	445,653	—	8,631	708,284

Jerome L. Hagedorn (3)	2021	263,180	96,500	109,744	104,158	7,915	581,497
Vice President, North American Operations	2020	243,500	50,000	233,319	—	11,925	538,744
	2019	250,000	50,000	74,275	—	769	375,044

(1)

Calculations use grant-date fair value based on Codification Topic 718 for stock option and RSU grants for the 2021, 2020 and 2019 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(2)	Includes 401(k) Plan matching contributions and value of group term life insurance.
(3)

In reaction to the COVID-19 pandemic in fiscal 2020, each of the above NEOs, along with other members of senior management, voluntarily reduced his base salary for the period April 13-May 31, 2020. Mr. Adent reduced his salary to $1 annually during that time period, while the other NEOs’ salaries were reduced by 50%. The impact of the salary reduction was as follows for each NEO in fiscal 2020: Mr. Adent, $60,577; Mr. Quinlan, $15,675; Dr. Lilly, $12,932; and Mr. Hagedorn, $16,500.

(4)	Mr. Jones joined the Company on August 17, 2020.

The following table sets forth the fiscal 2021 compensation cost recognized for fiscal 2021 awards or the portion of awards vested in fiscal 2021 from prior grants as shown in the “Option Awards and Restricted Stock Awards” columns of the Summary Compensation Table:

Option and RSU Awards

Name	2021 Awards	2020 Awards	2019 Awards	2018 Awards	2017 Awards	Total
John E. Adent	$185,914	$263,035	$270,253	$259,355	$—	$978,557
Steven J. Quinlan	55,479	116,904	108,101	142,084	114,342	536,910
Douglas E. Jones	27,721	—	—	—	—	27,721
Jason W. Lilly, Ph.D.	46,013	96,446	90,084	121,788	98,007	452,338
Jerome L. Hagedorn	26,451	43,839	31,946	—	—	102,236

The following table indicates the “mix” of total direct compensation for the NEOs in fiscal 2021 based on salary, total bonus payment and the Codification Topic 718 compensation expense of fiscal 2021 equity-based awards:

Name	Salary	Annual Bonus	Equity Based Awards (1)
John E. Adent	472,500	378,000	1,662,618
Steven J. Quinlan	307,500	100,000	496,147
Douglas E. Jones	353,850	120,000	247,903
Jason W. Lilly, Ph.D.	271,625	99,932	411,494
Jerome L. Hagedorn	267,800	96,500	213,902

(1)

Calculations use grant-date fair value based on Codification Topic 718 for fiscal 2021 equity-based awards. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards in the 2021 Fiscal Year

The following table sets forth additional information regarding the option awards granted to the NEOs in the year ended May 31, 2021 that are, in combination with the RSU award totals, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Closing Market Price on Date of Grant	Grant-date Fair Value of Option Awards (3)
John E. Adent	10/6/2020	153,754	$34.15	$34.15	$1,181,786
Steven J. Quinlan	10/6/2020	39,536	34.15	34.15	303,882
Douglas E. Jones	10/6/2020	19,768	34.15	34.15	151,941
Jason W. Lilly, Ph.D.	10/6/2020	27,456	34.15	34.15	211,033
Jerome L. Hagedorn	10/6/2020	14,278	34.15	34.15	109,744

(1)	Represents the date the grants were made.
(2)

In accordance with the terms of the 2018 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.

(3)

Represents grant-date value based on Codification Topic 718 for the option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

The following table sets forth additional information regarding the restricted stock units (“RSU”s) granted to the NEOs in the year ended May 31, 2021 that are, in combination with the stock option awards, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying RSUs	Exercise or Base Price of RSU Awards (2)	Closing Market Price on Date of Grant	Grant-date Fair Value of RSU Awards (3)
John E. Adent	10/6/2020	14,080	$34.15	$34.15	$480,832
Steven J. Quinlan	10/6/2020	5,630	34.15	34.15	192,265
Douglas E. Jones	10/6/2020	2,810	34.15	34.15	95,962
Jason W. Lilly, Ph.D.	10/6/2020	5,870	34.15	34.15	200,461
Jerome L. Hagedorn	10/6/2020	3,050	34.15	34.15	104,158

(1)	Represents the date the grants were made.
(2)

In accordance with the terms of the 2018 Plan, these RSUs were granted at 100% of the closing market price on the day of the grant. The RSUs have five-year lives and vest in equal annual 20% installments on each of the five anniversary dates of the grant.

(3) Represents grant-date value based on Codification Topic 718 for the RSU grants.

Outstanding Equity Awards at May 31, 2021

The following table sets forth information regarding unexercised options that were held by the NEOs at May 31, 2021.

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
John E. Adent (4)	7/17/2017	—	79,998	$25.65	8/17/2022
Chief Executive Officer & President	11/1/2018	—	108,000	31.35	12/1/2023
	10/11/2019	—	144,000	31.95	11/11/2024
	10/6/2020	—	153,754	34.15	11/6/2025

		—	485,752

Steven J. Quinlan	9/29/2016	—	18,664	20.23	10/29/2021
Vice President & Chief Financial Officer	10/27/2017	—	37,332	30.21	11/27/2022
	11/1/2018	28,800	43,200	31.35	12/1/2023
	10/11/2019	16,000	64,000	31.95	11/11/2024
	10/6/2020	—	39,536	34.15	11/6/2025

		44,800	202,732

Douglas E. Jones	10/6/2020	—	19,768	34.15	11/6/2025
Vice President & Chief Commercial Officer

		—	19,768

Jason W. Lilly, Ph.D.	9/29/2016	—	15,998	20.23	10/29/2021
Vice President, International Business	10/27/2017	—	32,002	30.21	11/27/2022
	11/1/2018	—	36,000	31.35	12/1/2023
	10/11/2019	—	52,800	31.95	11/11/2024
	10/6/2020	—	27,456	34.15	11/6/2025

		—	164,256

Jerome L. Hagedorn	4/10/2018	6,000	4,000	33.88	5/9/2023
Vice President, North American Operations	11/1/2018	4,000	6,000	31.35	12/1/2023
	10/11/2019	6,000	24,000	31.95	11/11/2024
	10/6/2020	—	14,278	34.15	11/6/2025

		16,000	212,534

(1)	Vesting schedules for Incentive Stock and Non-Qualified Options are 20% of the shares on each of the first five anniversary dates of the grant.

The following table sets forth information regarding outstanding restricted stock units held by the NEOs at May 31, 2021.

Name	Grant Date (1)	Number of Securities Underlying Unexercised RSUs Unexercisable (1)	RSU Exercise Price	RSU Expiration Date
John E. Adent	10/6/2020	14,080	34.15	10/6/2025
Steven J. Quinlan	10/6/2020	5,630	34.15	10/6/2025
Douglas E. Jones	10/6/2020	2,810	34.15	10/6/2025
Jason W. Lilly, Ph.D.	10/6/2020	5,870	34.15	10/6/2025
Jerome L. Hagedorn	10/6/2020	3,050	34.15	10/6/2025

(1)	Vesting schedules for Restricted Stock Units are 20% of the grant annually on each of the first five anniversary dates of the grant.

Option Exercises and Stock Vested in 2021 Fiscal Year

This table sets forth information with respect to option exercises by the NEOs during fiscal 2021.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
John E. Adent	74,000	$1,989,007
Steven J. Quinlan	44,800	1,523,897
Douglas E. Jones	—	—
Jason W. Lilly, Ph.D.	40,948	945,274
Jerome L. Hagedorn	—	—

(1)	Represents the difference between the exercise price and the price of the Common Stock at the time of exercise on the exercise date.

Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

Potential Payments upon Termination or Change-in-Control

The Company does not provide employment, severance or change-in-control agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO. Mr. Adent has been the CEO of the Company since July 17, 2017, and served as CEO on May 31, 2021, the determination date of the median employee compensation.

The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table in this Proxy. We annualized the total compensation for any employee on the payroll at May 31, 2021, who was not employed for all of fiscal 2021. We then ranked all of our employees (except for Mr. Adent) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median. Following this methodology, the components of our pay ratio disclosure for fiscal 2021 were reasonably estimated as follows:

•	The median of the total annual compensation for all of our employees excluding Mr. Adent was $37,999

•	Mr Adent’s total compensation was $2,507,046

•	The ratio of Mr. Adent’s compensation to the compensation of the median employee was 66:1.

The Pay Ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the ratio reported by other companies.

COMPENSATION OF DIRECTORS

This table sets forth information regarding compensation paid during fiscal 2021 to directors who were not employees.

Name	Fees Earned or Paid in Cash (1)	Equity- Based Awards (2)	Total
William T. Boehm, Ph.D.	$43,490	$59,995	$103,485
James C. Borel	48,990	59,995	108,985
Ronald D. Green, Ph.D.	41,740	59,995	101,735
G. Bruce Papesh (3)	35,332	—	35,332
Ralph A. Rodriguez	25,000	59,995	84,995
James P. Tobin	43,490	59,995	103,485
Darci L. Vetter	41,740	59,995	101,735
Catherine E. Woteki, Ph.D.	25,000	59,995	84,995

(1)

In reaction to the COVID-19 pandemic, the Board elected, in April 2020, to forgo their retainer effective April 23-May 31, 2020. This reduction, which totaled $4,260 per director, except for Mr. Rodriguez and Dr. Woteki, who had not yet been elected to the Board at that time, was reflected in the directors’ fiscal 2021 compensation.

(2)

Calculations use grant-date fair value based on Codification Topic 718 for the fiscal 2021 equity-based grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions for the option grants, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(3)	Mr. Papesh resigned from the Board effective February 28, 2021. Fees earned were for service through that date; his equity- based award from October 2020 was forfeited, as it had not yet vested.

The following table sets forth the fiscal 2021 compensation cost recognized for fiscal 2021 equity-based awards to directors and the portion of awards vested in fiscal 2021 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2021 Awards	2020 Awards	2019 Awards	2018 Awards	Total
William T. Boehm, Ph.D.	$11,825	$15,548	$16,673	$6,842	$50,888
James C. Borel	11,825	15,548	16,673	6,842	50,888
Ronald D. Green, Ph.D.	11,825	15,548	16,673	6,842	50,888
G. Bruce Papesh (1)	—	6,151	6,442	6,842	19,435
Ralph A. Rodriguez	11,825	—	—	—	11,825
James P. Tobin	11,825	15,548	16,673	6,842	50,888
Darci L. Vetter	11,825	16,003	19,662	11,404	58,894
Catherine E. Woteki, Ph.D.	11,825	—	—	—	11,825

(1)	Mr. Papesh resigned from the Board effective February 28, 2021. His equity-based award from October 2020 was forfeited, as it had not yet vested.

The grant-date fair value of the stock option and RSU awards granted in fiscal 2021, the compensation cost recognized for fiscal 2021 grants, and outstanding equity awards at May 31, 2021 were:

	Grant Date Fair Value based Codification Topic 718 for 2021 Grants	Compensation Cost Recognized for 2021 Grants	Outstanding at May 31, 2021
Name			RSU Awards	Option Awards
William T. Boehm, Ph.D.	$59,995	$11,825	850	27,780
James C. Borel	59,995	11,825	850	37,114
Ronald D. Green, Ph.D.	59,995	11,825	850	41,560
G. Bruce Papesh (1)	—	—	—	—
Ralph A. Rodriguez	59,995	11,825	850	3,780
James P. Tobin	59,995	11,825	850	37,114
Darci L. Vetter	59,995	11,825	850	29,114
Catherine E. Woteki, Ph.D.	59,995	11,825	850	3,780

(1)	Mr. Papesh resigned from the Board effective February 28, 2021. All unvested awards on that date were forfeited; vested options were exercised within 90 days of that date.

Prior to October 2020, all non-employee Directors received an annual retainer of $32,000 (paid quarterly). Each Director also received $1,000 for each Board meeting and $500 for each committee meeting attended. Directors were granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board and were granted non-qualified options to purchase 3,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board. For option grants issued prior to 2017, the options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. Effective with the 2017 grants, stock option grants expire five years after the date of the grant and vest over three years in equal annual installments.

Effective October 2020, Board compensation was adjusted as follows: Directors receive an annual retainer of $40,000 (paid quarterly), with the Chairman of the Board paid an additional $15,000. Members of the Governance, Compensation and Innovation, Science and Technology committees are paid $5,000 annually, while members of the Audit Committee receive $7,500; the Chair of each committee is paid an additional $5,000 to reflect the additional responsibility and effort required of the role. Board members receive an additional $60,000 in equity-based compensation, split equally between non-qualified options to purchase Company stock, with three-year vesting and five-year lives, and restricted stock units, with three-year vesting. These awards are granted on the date of election to, or commencement of annual service on, the Board.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of the Company. The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of management’s assessment of internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee also approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Audit Committee met and held discussions with management and BDO, the Company’s independent registered public accounting firm, throughout the year and regularly reported the results of our activities to the Board. Specifically, the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2021 with the Company’s management;

•	Discussed with BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees; and

•

Received written disclosure regarding independence from BDO as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning their independence and discussed with BDO its independence.

Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s fiscal year 2021 Annual Report on Form 10-K and the Company’s 2021 Annual Report to shareholders.

Submitted by:

William T. Boehm, Ph.D. (Chairman)

James C. Borel

James P. Tobin

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2022 Annual Meeting

Shareholder proposals intended to be presented at the 2022 Annual Meeting of shareholders and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan, 48912 for consideration no later than May 3, 2022 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2022 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than

30 days or delayed by more than 60 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the shareholder to be timely must be given no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws. Assuming that our 2022 Annual Meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2021 Annual Meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2022 Annual Meeting after July 11, 2021, and no later than August 10, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of the Company’s common stock, among others, to file reports with respect to changes in their ownership of common stock. During fiscal 2021, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of the Company failed to comply with the requirements of Section 16(a), except for the exceptions listed. Form 3’s were filed late on behalf of Mr. Rodriguez and Dr. Woteki, due to issues in initial registration with SEC.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 7, 2021. See http://www.neogen.com/en/investor-information for a copy of the 2021 proxy statement and Annual Report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board,

Amy Rocklin

Corporate Secretary

August 31, 2021

Appendix A

NEOGEN CORPORATION

2021 EMPLOYEE STOCK PURCHASE PLAN

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase Common Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(c) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering.

2. ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates may be included in or excluded from participation in the Plan, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(viii) To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. COMMON SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Common Shares that may be issued under the Plan will not exceed 1,000,000 Common Shares.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the Common Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Shares, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering, the Offering Period for which shall be selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the Offering Period, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the commencement of the Offering Period, the Employee has been in the employ of the Company, a Related Corporation, or an Affiliate, as the case may be, for a continuous period of 180 days preceding such Offering Period. In addition, no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the commencement of the Offering Period, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate, as applicable, is more than 20 hours per week and more than five months per calendar year.

(b) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing three percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(c) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations or Affiliates, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation or Affiliates to accrue at a rate which, when aggregated, exceeds US$25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of the commencement of their respective Offering Periods) for each calendar year in which such rights are outstanding at any time.

(d) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(e) Purchase Rights under the 423 Component may be granted only to Employees of the Company or a Related Corporation. Employees of an entity which is treated as a partnership for federal income tax purposes may be granted Purchase Rights only under the Non-423 Component and only if the entity is an Affiliate.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On the commencement of each Offering Period, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Common Shares (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 10%, of such Employee’s Total Compensation during the period that begins on the first day of such Offering Period (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Common Shares will be purchased in accordance with such

Offering. For each 423 Component of the Plan, unless the Board determines otherwise, there shall be two semi-annual Offering Periods each year, one beginning on June 1 and ending on November 30, with a Purchase Date of November 30, and one beginning on December 1 and ending on May 31, with a Purchase Date of May 31.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Common Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Common Shares that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of Common Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Common Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Common Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of Common Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 95% of the Fair Market Value of the Common Shares on the commencement of the Offering Period (rounded up to the nearest whole cent per Common Share); or

(ii) an amount equal to 95% of the Fair Market Value of the Common Shares on the applicable Purchase Date (rounded up to the nearest whole cent per Common Share).

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or to the Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions, which must be an integral percentage amount (i.e., a whole number percentage) ranging from 1% to 10% of such Participant’s Total Compensation during the Offering Period. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable laws or regulations require that Contributions be deposited with a Company Designee or otherwise be segregated. There shall be no interest paid on the balance outstanding in the Participant’s account, except where required by local law as determined by the Board. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable laws or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.

(b) So long as a Participant remains an Eligible Employee, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant:

(i) on or before the end of the current Offering Period, elects a different contribution percentage by providing a new participation form to the Company Designee; such change in contribution percentage will become effective by the beginning of the next Offering Period following the Company Designee’s receipt of the Participant’s new participation form; or

(ii) withdraws from participation in the Plan.

(c) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company prior to 10 business days before the end of the current Offering Period. Upon such withdrawal, such Participant’s Purchase

Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d) Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate and shall distribute to such Participant or the Participant’s beneficiary after such Offering Period any Contributions remaining in the Participant’s account. For purposes of this Plan, unless the Board determines otherwise, a Participant receiving short-term disability payments shall not be deemed to have ceased to be an Eligible Employee of the Company (and such payments shall be deemed to be part of his or her Total Compensation) unless and until he or she becomes eligible to receive long-term disability benefits.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Common Shares, up to the maximum number of Common Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering.

(b) If the number of shares for which Purchase Rights are exercised exceeds the number of shares remaining available in any Offering Period under the Plan, the shares available for sale will be allocated pro rata among the Participants in such Offering Period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole Common Shares. In such event, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Common Shares on a Purchase Date in an Offering, then such remaining amount will be distributed to such Participant as soon as practicable after the applicable Purchase Date, without interest, unless the payment of interest is required by applicable laws.

(c) No Purchase Rights may be exercised to any extent unless the Common Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the Common Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Common Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the commencement of the Offering Period. If, on the Purchase Date, as delayed to the maximum extent permissible, the Common Shares are not registered and the Plan is not in material compliance with all applicable laws or regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest, unless the payment of interest is required by applicable laws.

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Common Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Shares upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Common Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any Common Shares and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Common Shares and/or Contributions, without interest, unless the payment of interest is required by applicable laws, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON SHARES; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(a) In the event of a Corporate Transaction, then: (i) the Board may, in its discretion and without Participant consent, in connection with such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, (ii) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (iii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Common Shares (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of Common Shares available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Common Shares may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent shareholder approval is required by applicable laws, regulations, or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the 423 Component complies with the requirements of Section 423 of the Code.

13. SECTION 409A OF THE CODE; TAX QUALIFICATION.

(a) Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii) and any ambiguities will be construed and interpreted in accordance with such intent. Purchase Rights granted under the Non-423 Component are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14. SALE OR DISTRIBUTION OF COMMON SHARES ACQUIRED UNDER THE PLAN

(a) Participants who elect to have the custodian selected by the Company (the “Custodian”) or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may sell those shares only as of the first business day of each calendar quarter and only if the Participant submits a sales request form, electronic authorization or other sales authorization means provided by the Company to the Company Designee at least ten business days before the date on which the Participant desires to have the Common Shares sold. Other Participants who elect to receive a certificate for the Common Shares they acquire under the Plan or to hold the shares in book entry form may sell those Common Shares at any time without restriction under the Plan.

(b) Participants and former Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may withdraw those shares and have certificates issued in the Participant’s name only as of the first business day of each calendar quarter and only if the Participant submits a share withdrawal request form, electronic authorization or other share withdrawal authorization means provided by the Company to the Company Designee at least ten business days before the date on which the Participant desires to have the Common Shares withdrawn.

(c) Certificates for Common Shares acquired under the Plan and shares held in book entry form shall be for whole shares only. Upon the issuance of any certificate for Common Shares or transfer of Common Shares to book entry form for a Participant, or the sale of shares of Common Shares held for a Participant, any fractional share held for a Participant by the Custodian or broker-dealer selected by the Company shall be sold by the Custodian or the broker-dealer selected by the Company on a date selected by the Custodian or broker-dealer, as part of a sale transaction involving whole shares, and the Participant shall be paid the value of such fractional shares on the date of such sale.

(d) A Participant shall immediately provide information to the Company Designee if the Participant transfers any shares purchased through the Plan within two years from the date of grant of the related Purchase Right. Such transfers shall include transfers into street name and dispositions by sale, gift or other manner. The Participant shall disclose the name of the transferee, the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. By participating in the Plan, each Participant obligates himself or herself to provide such information to the Company Designee.

(e) The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, or to require any Participant to pay to the Company, amounts of withholding and other taxes due in connection with any transaction under the Plan or any transaction involving Common Shares acquired under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.

15. EFFECTIVE DATE OF PLAN.

No Purchase Rights will be exercised unless and until the date on which the Plan has been approved by the shareholders of the Company (the “Effective Date”), which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

16. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of Common Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Common Shares subject to Purchase Rights unless and until the Participant’s Common Shares acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Michigan without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with applicable law or regulations, such provision shall be construed in such a manner as to comply with applicable law or regulations.

17. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest and that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing. Without limitation, an Affiliate includes any non-corporate entity in which the Company has an ownership interest, which is controlled by the Company and which is treated as a partnership for federal income tax purposes.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(f) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(g) “Common Shares” means the Common Shares of the Company, par value $.16 per share.

(h) “Company” means Neogen Corporation, a Michigan corporation.

(i) “Contributions” means the payroll deductions and/or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and/or other payments during the Offering.

(j) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Common Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(k) “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(l) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(m) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(n) “Director” means a member of the Board.

(o) “Effective Date” means the effective date of the Plan, as set forth in Section 135.

(p) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(q) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(s) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(t) “Fair Market Value” means, as of any date, the value of the Common Shares determined as follows:

(i) If the Common Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Common Share will be the closing sales price for such share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Shares, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and regulations and in a manner that complies with Section 409A of the Code.

(u) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(v) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(w) “Offering Period” means a period selected by the Board for an Offering to commence and conclude.

(x) “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(y) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(z) “Plan” means this Neogen Corporation Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(aa) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Common Shares will be carried out in accordance with such Offering.

(bb) “Purchase Right” means an option to purchase Common Shares granted pursuant to the Plan.

(cc) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. A Related Corporation includes any non-corporate entity which, for federal income tax purposes, is disregarded as a separate entity and is treated as a division or branch of the Company or of a Related Corporation.

(dd) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ee) “Total Compensation” means wages, salaries and other amounts received from the Company or a Designated Company for personal services rendered to the Company or a Designated Company as an Employee, including amounts paid as commissions, amounts paid as bonuses and any amounts of salary or bonus reduction contributions to any Company or Designated Company plan under Section 401(k) or Section 125 of the Code, but excluding severance pay, ordinary income received upon disposition of Common Shares acquired under this Plan, amounts paid in cash for accrued vacation not taken as of the end of the year, any other contributions paid by the Company or a Designated Company under any employee benefit plan of the Company or a Designated Company, other non-cash employee benefits provided to employees at Company or Designated Company expense, taxable income resulting from exercises of non-qualified stock options and other taxable benefits not paid to the Employee in cash.

NEOGEN CORPORATION ATTN: STEVEN J. QUINLAN 620 LESHER PLACE LANSING, MI 48912

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 4, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to  www.virtualshareholdermeeting.com/NEOG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 4, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D58416-P60358 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEOGEN CORPORATION THE BOARD OF DIRECTORS RECOMMENDS “FOR” THE LISTED NOMINEES AND PROPOSALS 2, 3, 4, AND 5.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1. ELECTION OF DIRECTORS

NOMINEES:

01) JAMES C. BOREL
02) RONALD D. GREEN, PH.D.
03) DARCI L. VETTER					For	Against	Abstain

2. TO APPROVE AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.					☐	☐	☐

3. TO APPROVE THE ESTABLISHMENT OF THE NEOGEN CORPORATION 2021 EMPLOYEE STOCK PURCHASE PLAN.					☐	☐	☐

4. TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF EXECUTIVES.					☐	☐	☐

5. RATIFICATION OF APPOINTMENT OF BDO USA LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.					☐	☐	☐

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Note:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor. administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

NEOGEN CORPORATION

October 7, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —— — —

D58417-P60358

PROXY

NEOGEN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 7, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John E. Adent and Steven J. Quinlan, and each of them, with full power to appoint their substitutes, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 5 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)